CERTIFICATE OF AMENDMENT
                                       TO
                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                       UNIVERSAL INSURANCE HOLDINGS, INC.

     Universal Insurance Holdings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY as follows:

     FIRST: The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting paragraph (a) of Article IV of the Amended and Restated Certificate of Incorporation in its entirety and substituting therefor the following:

        (a) The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 56,000,000 shares, of which:

                  (i) 55,000,000 shares shall be designated as Common Stock, having a par value of $.01 per share (the "Common Stock"); and

                  (ii) 1,000,000 shares shall be designated as Preferred Stock, having a par value of $.01 per share.

     SECOND:  The  capital of the  Corporation  will not be reduced  under or by
reason  of  this   amendment  to  the  Amended  and  Restated   Certificate   of
Incorporation.

     THIRD: The amendment to the Amended and Restated Certificate of Incorporation set forth in this Certificate of Amendment has been duly adopted by the vote of the stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer as of this 18th day of May, 2007.



                            UNIVERSAL INSURANCE HOLDINGS, INC.

                            By:    /s/ Bradley I. Meier
                                 -------------------------------
                                 Bradley I. Meier
                                 President and Chief Executive Officer